UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): February 26, 2026

KORE Group Holdings, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-40856	86-3078783
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1155 Perimeter Center West, 11th Floor

Atlanta, GA 30338

877-710-5673

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

3 Ravinia Drive NE, Suite 500

Atlanta, GA 30346

Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act
☒	Soliciting material pursuant to Rule 14a-12 under the Exchange Act
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, $0.0001 par value per share	KORE	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01.	Entry into a Material Definitive Agreement.

Merger Agreement

On February 26, 2026, KORE Group Holdings, Inc. (“KORE” or the “Company”) entered into an Agreement and Plan of Merger (the “Merger Agreement”) with KONA Parent, L.P., a Delaware limited partnership (“Parent”), and KONA Merger Sub Co., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”), pursuant to which, subject to the terms and conditions thereof, Merger Sub will merge with and into the Company (the “Merger”) with the Company continuing as the surviving corporation and a wholly owned subsidiary of Parent. Searchlight Capital IV, L.P., Searchlight Capital IV PV-A, L.P., Searchlight Capital IV PV-B, L.P. (the “Guarantors”) and certain affiliates of Searchlight Capital Partners, L.P. have committed to provide equity financing to Parent to fund the transactions contemplated by the Merger Agreement, as described under the heading “Equity Commitment Letter” below. The Merger Agreement was approved unanimously by all the members present at a special meeting the board of directors of the Company (the “Board”), acting upon the unanimous recommendation of a special committee consisting of only independent and disinterested directors of the Company (the “Special Committee”).

Subject to the terms and conditions set forth in the Merger Agreement, at the Effective Time (as defined in the Merger Agreement), each share of common stock of the Company (“Company Common Stock”) issued and outstanding immediately prior to the Effective Time (other than (i) shares held by Parent or Merger Sub, including shares contributed to Parent pursuant to certain rollover agreements that are being entered into in connection with the Merger, (ii) shares held by the Company as treasury stock and (iii) shares held by stockholders who have properly exercised and perfected appraisal rights under Delaware law) will be cancelled and converted into the right to receive an amount in cash equal to $9.25 per share, without interest and subject to any applicable withholding taxes (the “Merger Consideration”). Each share of Series A-1 Preferred Stock of the Company, all of which shares are held by Searchlight IV KOR, L.P. (“Searchlight”), will remain outstanding after the Merger.

In addition, pursuant to the Merger Agreement, each outstanding warrant to purchase Company Common Stock that has not been exercised as of the Effective Time will remain outstanding after the Merger in accordance with its terms, except that Searchlight will contribute all of the Warrants issued by the Company to Searchlight, on November 15, 2023 and December 13, 2023 (the “Penny Warrants”) to Parent immediately prior to the Effective Time, and at the Effective Time, such Penny Warrants (or underlying shares, if exercised) will be cancelled automatically without payment of any consideration.

At the Effective Time, each restricted stock unit (“RSU”) outstanding immediately prior to the Effective Time will be automatically converted into a right to receive a cash-based award (a “Parent Equity Cash Award”) in an amount equal to the product of (i) the number of shares of Company Common Stock subject to such RSU immediately prior to the Effective Time multiplied by (ii) the Merger Consideration. Each Parent Equity Cash Award will remain outstanding after the Effective Time and will be subject to the same terms and conditions that applied to the corresponding RSU immediately prior to the Effective Time, including the applicable vesting schedule, acceleration (including double-trigger vesting protection) and payment-timing provisions.

Long-term cash awards that are subject to performance-based vesting conditions and are outstanding immediately prior to the Effective Time (“Cash Awards”) will remain outstanding after the Effective Time and will continue to be eligible to vest and become payable upon achievement, through the end of the applicable performance period, of the performance-based vesting conditions applicable to such Cash Awards immediately prior to the Effective Time, subject to the same terms and conditions that applied to such Cash Award prior to the Effective Time, including vesting schedule, acceleration (including double-trigger vesting protection) and payment-timing provisions. Cash Awards that are subject only to service-based vesting conditions (or that were previously subject to performance-based vesting conditions with respect to which the performance period ended prior to the Effective Time) and are outstanding immediately prior to the Effective Time will remain outstanding after the Effective Time and will continue to be eligible to vest and become payable upon satisfaction of the applicable service-based vesting conditions in effect immediately prior to the Effective Time, subject to the same terms and conditions that applied to such Cash Award prior to the Effective Time, including vesting schedule, acceleration (including double-trigger vesting protection) and payment-timing provisions.

The consummation of the Merger is subject to conditions, including, among others:

•	the adoption of the Merger Agreement by (i) the holders of a majority of the outstanding shares of Company Common Stock entitled to vote thereon and (ii) the holders of a majority of the votes cast by the Disinterested Stockholders (as defined in the Merger Agreement), which excludes Searchlight and its affiliates, Abry Partners, LLC and its affiliates (“Abry”), the other Rollover Stockholders (as defined in the Merger Agreement), certain officers of the Company and members of the Board affiliated with Searchlight, Abry or the other Rollover Stockholders (such approvals, collectively, the “Requisite Company Stockholder Approval”);

•	the expiration or termination of the applicable waiting period (and any extensions thereof) under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), and the receipt of any other required approvals under applicable antitrust laws;

•	the receipt of certain required approvals from the Committee on Foreign Investment in the United States;

•	the absence of any order, injunction or decree restraining, enjoining or otherwise prohibiting or making illegal the consummation of the Merger;

•	the accuracy of the representations and warranties contained in the Merger Agreement, subject to customary materiality qualifications and “material adverse effect” qualifications, as of the date of the Merger Agreement and as of the closing, and the performance in all material respects of the covenants and agreements contained in the Merger Agreement by each of the parties; and

•	since the date of the Merger Agreement, the absence of any Material Adverse Effect (as defined in the Merger Agreement).

The Merger Agreement contains customary representations and warranties of the Company. Additionally, the Merger Agreement provides for customary pre-closing covenants of the Company, including (i) covenants relating to conducting its business in the ordinary course and refraining from taking certain types of actions without Parent’s consent, and (ii) certain “no-shop” restrictions that restrain the Company’s ability to solicit alternative acquisition proposals from third parties or to provide information to third parties or engage in discussions with third parties, in each case, in connection with alternative acquisition proposals, subject to certain exceptions. The Merger Agreement also contains customary representations, warranties and covenants of Parent and Merger Sub, including, among others, covenants by Parent and Merger Sub to use their reasonable best efforts to take all actions, subject to certain exceptions, that are necessary, proper or advisable to obtain regulatory approval for the Merger under applicable laws, including the HSR Act and from the Committee on Foreign Investment in the United States.

Notwithstanding the “no-shop” restrictions, prior to obtaining the Requisite Company Stockholder Approval, the Company may under certain circumstances provide non-public information to, and participate in discussions and negotiations with, third parties with respect to an unsolicited bona fide written Acquisition Proposal that did not result in a breach of the no-shop restrictions that the Board (upon the recommendation of the Special Committee) or the Special Committee has determined in good faith, and after consultation with its financial advisor and outside legal counsel, constitutes or is reasonably likely to result in a Superior Proposal.

A “Superior Proposal” is a bona fide written Acquisition Proposal (as defined in the Merger Agreement, except that the references in the definition thereof to “25 percent or more” shall be replaced with references to “50 percent”) by a Person or Group (other than Parent, Merger Sub and their respective affiliates) that the Board (upon the recommendation of the Special Committee) or the Special Committee determines in its good faith judgment, after consultation with its financial advisors and outside legal counsel, would, if consummated, result in a transaction that is more favorable from a financial point of view to the stockholders of the Company (in their capacities as such) than the Merger, and after taking into account (x) any revisions to the Merger Agreement, the Guarantee and the financing committed to by Parent in writing prior to the time of such determination proposed by Parent in a manner that would be binding if accepted; and (y) those factors and matters deemed relevant by the Board (upon the recommendation of the Special Committee) or the Special Committee.

Prior to obtaining the Requisite Company Stockholder Approval and subject to the terms contained in the Merger Agreement, the Board (upon the recommendation of the Special Committee) or the Special Committee may, among other things, (1) change its recommendation that the Company’s stockholders adopt the Merger Agreement or (2) terminate the Merger Agreement to enter into a definitive acquisition agreement providing for a Superior Proposal, subject to complying with notice and other specified conditions, including giving Parent the opportunity to propose revisions to the terms of the Merger Agreement during a match right period. Notwithstanding a change in the recommendation by the Board (upon the recommendation of the Special Committee) or by the Special Committee, unless the Company terminates the Merger Agreement, the Company is still required to convene the meeting of its stockholders for the purpose of obtaining the Requisite Company Stockholder Approval.

The Merger Agreement contains certain termination rights for the Company and Parent, including, among others, the right of (1) either the Company or Parent to terminate the Merger Agreement if the Merger has not been consummated by August 26, 2026 (the “Outside Date”), subject to an extension of the Outside Date to November 27, 2026, if certain closing conditions relating to regulatory approvals and the absence of legal prohibitions have not been satisfied by such date but all other conditions are satisfied or capable of being satisfied, (2) either party to terminate the Merger Agreement if the Requisite Company Stockholder Approval is not obtained at the Company Stockholders Meeting, (3) either party to terminate the Merger Agreement if a court or other governmental authority has issued a final, non-appealable order permanently enjoining or otherwise prohibiting the Merger, (4) Parent to terminate the Merger Agreement in the event of certain uncured breaches by the Company of its representations, warranties or covenants that would cause certain closing conditions not to be satisfied, (5) the Company to terminate the Merger Agreement in the event of certain uncured breaches by Parent or Merger Sub of their representations, warranties or covenants that would cause certain closing conditions not to be satisfied, (6) Parent to terminate the Merger Agreement if the Company or any of its subsidiaries enters into an alternative acquisition agreement or if prior to obtaining the Requisite Company Stockholder Approval, a Change of Recommendation (as defined in the Merger Agreement) shall have been made or occurred, (7) the Company to terminate the Merger Agreement, prior to obtaining the Requisite Company Stockholder Approval, in order to enter into a definitive acquisition agreement providing for a Superior Proposal, subject to the Company’s compliance with the terms of the Merger Agreement, (8) the Company to terminate the Merger Agreement if Parent fails to close the Merger when required to do so (and within three business days after notice from the Company) and (9) both parties to terminate the Merger Agreement by mutual written consent. Each such termination referenced in the foregoing sentence, when initiated by the Company, is subject to the approval or prior favorable recommendation of the Special Committee.

Upon termination of the Merger Agreement under specified circumstances, the Company will be required to pay Parent a termination fee of approximately $7,200,000 (the “Company Termination Fee”). Payment of the Company Termination Fee will be required if: (A) the Company terminates the Merger Agreement to enter into a Superior Proposal, (B) Parent terminates the Merger Agreement as a result of a Change of Recommendation, (C) the Company or Parent terminates the Merger Agreement due to reaching the Outside Date (D) Parent terminates the Merger Agreement due to a breach by the Company following a breach by the Company of the no-shop provisions or covenants related to filing the proxy statement, holding the Company Stockholders Meeting or regulatory efforts or (E) the Company or Parent terminates the Merger Agreement as a result of the Requisite Company Stockholder Approval not being obtained at the Company Stockholders Meeting, and, in the case of either (C), (D) or (E), the Company Termination Fee is payable only in certain circumstances in which the Company consummates (or enters into and later consummates) an Acquisition Proposal within 12 months of the termination of the Merger Agreement.

Upon termination of the Merger Agreement under specified circumstances, Parent will be required to pay the Company a termination fee in an amount equal to $12,000,000 (the “Parent Termination Fee”). Payment of the Parent Termination Fee will be required if: (A) the Merger Agreement is terminated by the Company as a result of a terminable breach by Parent; (B) the Merger Agreement is terminated by the Company due to Parent’s failure to close; or (C) the Merger Agreement is terminated by Parent due to not obtaining the Requisite Company Stockholder Approval at the Company Stockholders Meeting, and at such time the Company could have terminated the Merger Agreement for a terminable breach by Parent.

The foregoing summary of the Merger Agreement is qualified in its entirety by the full text of the Merger Agreement, which is attached hereto as Exhibit 2.1 and is incorporated by reference herein.

The Merger Agreement and the above description of the Merger Agreement have been included to provide investors with information regarding its terms. It is not intended to provide any other factual information about the Company, Parent, their respective subsidiaries or affiliates or Merger Sub. The representations, warranties and covenants contained in the Merger Agreement were made only for purposes of the Merger Agreement and as of specific dates, were solely for the benefit of the parties to the Merger Agreement and may be subject to limitations agreed upon by the contracting parties, including being qualified by confidential disclosures made for the purposes of allocating contractual risk between the parties to the Merger Agreement instead of establishing these matters as facts. In addition, certain representations and warranties may be subject to a contractual standard of materiality different from those generally applicable to investors and may have been used for the purpose of allocating risk between the parties rather than establishing matters as facts. Investors are not third-party beneficiaries under the Merger Agreement and should not rely on the representations, warranties and covenants or any descriptions thereof as characterizations of the actual state of facts or condition of the parties thereto or any of their respective subsidiaries or affiliates. Moreover, information concerning the subject matter of representations and warranties may change after the date of the Merger Agreement, which subsequent information may or may not be fully reflected in the Company’s public disclosures. The Merger Agreement should not be read alone, but should instead be read in conjunction with the other information regarding the parties to the Merger Agreement and the Merger that will be contained in, or incorporated by reference into, the proxy statement that the Company will be filing in connection with the Merger, as well as in the Company’s Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and other documents that the Company has filed or may file with the Securities and Exchange Commission (the “SEC”).

Following the Effective Time of the Merger, the Company’s common stock is expected to be delisted from the New York Stock Exchange and deregistered under the Securities Exchange Act of 1934, as amended, and the Company’s public warrants are expected to be delisted from the OTC Pink Marketplace and deregistered under the Securities Exchange Act of 1934, as amended.

Equity Commitment Letter

Parent has obtained equity financing commitments from the Guarantors in an aggregate amount of $175,000,000 to fund the transactions contemplated by the Merger Agreement. The consummation of the Merger is not subject to a financing condition. The Company is entitled to specific performance, subject to the terms and conditions of the Merger Agreement (including with those conditions with respect to Parent obtaining any alternative debt financing) and the applicable equity commitment, to require each Guarantor to fund its respective equity commitment and Parent to close the Merger, if all closing conditions are met.

Limited Guarantee

Concurrently with the execution of the Merger Agreement, the Guarantors entered into a limited guarantee with the Company (the “Limited Guarantee”), pursuant to which the Guarantors have each provided a limited guaranty with respect to the payment of their pro rata portion of certain payment obligations of Parent and Merger Sub that may be owed to the Company under the Merger Agreement up to the applicable aggregate amount set forth therein.

Voting Agreements and Rollovers

On February 26, 2026, concurrently with the execution of the Merger Agreement, the Company entered into (i) a Voting and Support Agreement (the “Cerberus Voting Agreement”) with Cerberus Telecom Acquisition Holdings, LLC (“Cerberus”), which, directly or indirectly, beneficially owns approximately 8% of the outstanding shares of Company Common Stock, pursuant to which, among other things, Cerberus has agreed to vote (or cause to be voted) all of the shares of Company Common Stock held by it in favor of the adoption of the Merger Agreement and approval of the Merger and the other transactions contemplated by the Merger Agreement; (ii) a Voting, Support and Rollover Agreement with Searchlight (the “Searchlight Rollover Agreement”), which, directly or indirectly, beneficially owns all of the Company’s issued and outstanding Series A-1 preferred stock (with a present liquidation preference of approximately $275,000,000) and Penny Warrants to purchase approximately 14% of the shares of Company Common Stock, on a fully diluted basis, pursuant to which, among other things, Searchlight has agreed to vote (or cause to be voted) all of the shares of Company Common Stock and Series A-1 preferred stock of the Company held by Searchlight in favor of the adoption of the Merger Agreement and approval of the Merger and the other transactions contemplated by the Merger Agreement and to contribute all of such Penny Warrants to Parent immediately prior to the Effective Time; and (iii) Voting and Support Agreements with Abry and Voting, Support and Rollover Agreements with Abry, which, directly or indirectly, beneficially owns approximately 28% of the outstanding shares of Company Common Stock, pursuant to which, among other things, Abry has agreed to vote (or cause to be voted) all of the shares of Company Common Stock held by Abry in favor of the adoption of the Merger Agreement and approval of the Merger and the other transactions contemplated by the Merger Agreement and to contribute shares representing approximately 27% of the outstanding shares of Company Common Stock to Parent immediately prior to the Effective Time.

The foregoing summary of the Cerberus Voting Agreement, the Searchlight Rollover Agreement, the Abry Voting Agreements and the Abry Rollover Agreements are qualified in their entirety by the full text of the respective Cerberus Voting Agreement, the Searchlight Rollover Agreement, and the form of Abry Voting and Support Agreement and the form of Abry Voting, Support and Rollover Agreement, which are attached hereto as Exhibits 10.1, 10.2, 10.3 and 10.4, respectively, and are incorporated by reference herein.

Additionally, the Merger Agreement permits Parent and its affiliates, for 15 business days after the date of the Merger Agreement, to enter into additional rollover agreements with other stockholders (holding up to an aggregate of 2.5 million as-converted shares of Company Common Stock), subject to certain terms and conditions.

Item 8.01.	Other Events.

On February 27, 2026, the Company issued a press release announcing the execution of the Merger Agreement. A copy of the press release is attached as Exhibit 99.1 hereto and is incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

2.1*	Agreement and Plan of Merger, dated as of February 26, 2026, by and among KONA Parent, L.P., KONA Merger Sub Co. and KORE Group Holdings, Inc.

10.1*	Voting and Support Agreement, dated as of February 26, 2026, by and among KORE Group Holdings, Inc., KONA Parent, L.P. and Cerberus Telecom Acquisition Holdings, LLC

10.2*	Voting, Support and Rollover Agreement, dated as of February 26, 2026, by and among KORE Group Holdings, Inc., KONA Parent, L.P. and Searchlight IV KOR, L.P.

10.3	Form of Abry Voting and Support Agreement

10.4	Form of Abry Voting, Support and Rollover Agreement

99.1	Press Release, dated February 27, 2026

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

* The exhibits and schedules have been omitted pursuant to Item 601(a)(5) of Regulation S-K. A copy of any omitted schedule or exhibit will be furnished to the SEC upon request.

Additional Information and Where to Find It

In connection with the proposed merger, KORE intends to file a proxy statement with the SEC in connection with its solicitation of proxies regarding the stockholder vote to approve the merger. KORE and Parent also intend to jointly file a transaction statement on Schedule 13E-3. KORE STOCKHOLDERS ARE URGED TO READ THE PROXY STATEMENT, AS MAY BE AMENDED OR SUPPLEMENTED FROM TIME TO TIME, THE PROXY CARD, THE SCHEDULE 13E-3 AND ANY OTHER RELATED MATERIALS FILED WITH THE SEC WHEN THESE DOCUMENTS BECOME AVAILABLE BEFORE MAKING ANY DECISION WITH RESPECT TO THE MERGER, BECAUSE THESE DOCUMENTS WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTIONS AND THE PARTIES THERETO. Stockholders of KORE will be able to obtain a free copy of these documents (when they become available) and other documents filed by KORE with the SEC at the SEC’s website at www.sec.gov. In addition, KORE stockholders will be able to obtain a free copy of the proxy statement and all related documents filed by KORE with the SEC (when they become available) from KORE’s website at www.korewireless.com.

Participants in the Solicitation

KORE and its directors, executive officers and other members of management and employees, under SEC rules, may be deemed to be participants in the solicitation of proxies from KORE’s stockholders in connection with the proposed transactions. Investors and security holders may obtain more detailed information regarding the names, affiliations and interests of certain of KORE’s executive officers and directors in the solicitation by reading KORE’s Annual Report on Form 10-K for the fiscal year ended December 31, 2024, which was filed with the SEC on April 30, 2025, and its definitive proxy statement for the 2025 annual meeting of stockholders, which was filed with the SEC on April 30, 2025 (the “2025 Proxy Statement”). To the extent that holdings of KORE’s securities have changed since the amounts printed in the 2025 Proxy Statement, such changes have been or will be reflected on Statements of Change in Ownership on Form 4 filed with the SEC.

Additional information regarding the interests of such individuals in the proposed merger, which may, in some cases, be different than those of KORE’s stockholders generally, will be included in the proxy statement relating to the proposed merger when it is filed by KORE with the SEC. These documents (when available) may be obtained free of charge from the SEC’s website at www.sec.gov and KORE’s website at www.korewireless.com.

Forward-Looking Statements

In addition to historical information, this Form 8-K includes certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements include both implied and express statements regarding the completion of the transaction and timing for closing; the execution and delivery of voting, support and rollover agreements; the receipt of regulatory approvals; the benefits expected from the transaction; and KORE’s current expectations and projections relating to its future performance and business following closing. Such forward-looking statements are not guarantees of future performance and are subject to risks, uncertainties and other factors that may cause the actual results, performance or achievements of KORE to differ materially from the historical results or from any results expressed or implied by such forward-looking statements. Risks that could cause actual results to differ materially from those in the forward-looking statements include: the risks that the transaction will not close in the timeframe expected, or at all; the risk that the expected benefits and effects of the transaction will not be achieved; the risk that the requisite number of KORE stockholders fail to approve the transaction; the risk that a governmental entity may prohibit, delay or refuse to grant approval for the consummation of the transaction; the risk that KORE’s business will suffer due to uncertainty related to the transaction; and other general economic and business risks. For a discussion of other risk factors that may impact KORE’s business, please see KORE’s filings with the SEC. KORE disclaims any obligation or duty to update or modify these forward-looking statements.

No Offer or Solicitation

This communication is not intended to and shall not constitute an offer to buy or sell or the solicitation of an offer to buy or sell any securities, or a solicitation of any vote or approval, nor shall there be any offer, solicitation or sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

KORE Group Holdings, Inc.

Date: February 27, 2026	By:	/s/ Jack W. Kennedy Jr.
	Name:	Jack W. Kennedy Jr.
	Title:	Executive Vice President, Chief Legal Officer, and Secretary